                                                                     EXHIBIT 2.1
                                                                     -----------

                         AGREEMENT AND PLAN OF MERGER

                                     among

                              DAVID BIJAN MOVTADY

                    GOLDEN NATIONAL ACQUISITION CORPORATION

                                      and

                          CGB&L FINANCIAL GROUP, INC.


                               February 16, 2001

                               TABLE OF CONTENTS
                               -----------------

                                                                                                    Page
                                                                                                    ----
ARTICLE 1 DEFINITIONS...........................................................................       8
     1.1   Definitions..........................................................................       8
     1.2   Principles of Construction...........................................................      13

ARTICLE 2  THE MERGER...........................................................................      14
     2.1   Manner of Merger.....................................................................      14
     2.2   Effective Time; Closing..............................................................      14
     2.3   Effect of Merger.....................................................................      15
     2.4   Articles of Incorporation............................................................      15
     2.5   Bylaws...............................................................................      15
     2.6   Board of Directors...................................................................      15
     2.7   Management...........................................................................      15
     2.8   Acquiror's Deliveries at Closing.....................................................      15
     2.9   CGB&L's Deliveries at Closing........................................................      16
     2.10  Alternative Structure................................................................      18
     2.11  Absence of Control...................................................................      18

ARTICLE 3  CONVERSION OF SECURITIES IN THE MERGER...............................................      18
     3.1   Manner of Merger.....................................................................      18
     3.2   Steps of Transaction.................................................................      19
     3.3   Escheat..............................................................................      20
     3.4   Dissenting Shares....................................................................      21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF CGB&L...............................................      21
     4.1   CGB&L Organization...................................................................      21
     4.2   Bank Organization....................................................................      21
     4.3   Authorization; Enforceability........................................................      21
     4.4   No Conflict..........................................................................      22
     4.5   CGB&L Capitalization.................................................................      22
     4.6   Bank Capitalization..................................................................      23
     4.7   Financial Statements and Reports.....................................................      23
     4.8   Books and Records....................................................................      24
     4.9   Title to Properties..................................................................      24
     4.10  Condition and Sufficiency of Assets..................................................      24
     4.11  Loan Loss Reserve....................................................................      25
     4.12  Undisclosed Liabilities; Adverse Changes.............................................      25
     4.13  Taxes................................................................................      25
     4.14  Compliance with ERISA................................................................      25
     4.15  Compliance with Legal Requirements...................................................      26
     4.16  Legal Proceedings; Orders............................................................      26
     4.17  Absence of Certain Changes and Events................................................      27

     4.18   Properties, Contracts, Employee Benefit Plans and Other Agreements.......................    29
     4.19   No Defaults..............................................................................    31
     4.20   Insurance................................................................................    31
     4.21   Compliance with Environmental Laws.......................................................    32
     4.22   Regulatory Filings.......................................................................    32
     4.23   Fiduciary Powers.........................................................................    32
     4.24   Bylaws; State Takeover Statutes..........................................................    32
     4.25   Disclosure...............................................................................    32
     4.26   Brokerage Commissions....................................................................    33
     4.27   Approval Delays..........................................................................    33
     4.28   Due Diligence Report.....................................................................    33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ACQUIROR.................................................    33
     5.1    Acquiror Residency/Acquisition Corp Organization.........................................    33
     5.2    Authorization; Enforceability............................................................    33
     5.3    No Conflict..............................................................................    33
     5.4    Approval Delays..........................................................................    34
     5.5    Financing................................................................................    34
     5.6    Disclosure...............................................................................    34

ARTICLE 6 CGB&L'S COVENANTS..........................................................................    34
     6.1    Access and Investigation.................................................................    34
     6.2    Operation of CGB&L and the Bank..........................................................    35
     6.3    Negative Covenant........................................................................    36
     6.4    Subsequent CGB&L Financial Statements; Securities Reports................................    36
     6.5    Title to Real Estate.....................................................................    36
     6.6    Survey...................................................................................    37
     6.7    Advice of Changes........................................................................    37
     6.8    Other Offers.............................................................................    37
     6.9    Information Provided to Acquiror.........................................................    38
     6.10   Stockholders' Meeting....................................................................    38
     6.11   Proxy Statement..........................................................................    39
     6.12   Best Efforts; Cooperation................................................................    39
     6.13   Information Provided to Acquiror.........................................................    39
     6.14   Termination of Employee Benefit Plans; ESOP Loan.........................................    39
     6.15   Voting Agreement.........................................................................    40
     6.16   Accounting and Other Adjustments.........................................................    40

ARTICLE 7 ACQUIROR'S COVENANTS.......................................................................    40
     7.1    Regulatory Approvals.....................................................................    40
     7.2    Information for Proxy Statement..........................................................    40
     7.3    Indemnification..........................................................................    41
     7.4    Best Efforts.............................................................................    41

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR............................................    41
     8.1    Accuracy of Representations and Warranties...............................................    41

     8.2    CGB&L's Performance...........................................................       41
     8.3    Documents Satisfactory........................................................       41
     8.4    No Proceedings................................................................       41
     8.5    Absence of Material Adverse Changes...........................................       42
     8.6    Consents and Approvals........................................................       42
     8.7    No Prohibition................................................................       42
     8.8    Stockholder Approval..........................................................       42
     8.9    Dissenting Shares.............................................................       42
     8.10   Minimum Stockholders' Equity..................................................       42

ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CGB&L................................       42
     9.1    Accuracy of Representations and Warranties....................................       42
     9.2    Acquiror's Performance........................................................       42
     9.3    Documents Satisfactory........................................................       43
     9.4    No Proceedings................................................................       43
     9.5    Regulatory Approvals..........................................................       43
     9.6    No Prohibitions...............................................................       43
     9.7    Stockholder Approval..........................................................       43

ARTICLE 10 TERMINATION....................................................................       43
     10.1   Reasons for Termination and Abandonment.......................................       43
     10.2   Effect of Termination.........................................................       44
     10.3   Expenses......................................................................       44

ARTICLE 11 MISCELLANEOUS..................................................................       45
     11.1   Governing Law.................................................................       45
     11.2   Assignments, Successors and No Third Party Rights.............................       45
     11.3   Waiver........................................................................       45
     11.4   Publicity.....................................................................       46
     11.5   Confidentiality...............................................................       46
     11.6   Notices.......................................................................       46
     11.7   Entire Agreement..............................................................       47
     11.8   Modification..................................................................       48
     11.9   Severability..................................................................       48
     11.10  Further Assurances............................................................       48
     11.11  Survival......................................................................       48
     11.12  Lack of Control...............................................................       48
     11.13  Counterparts..................................................................       48
     11.14  Counterparts..................................................................       48

                         AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of February __, 2001, among DAVID BIJAN MOVTADY, a New York resident ("Acquiror"), CGB&L FINANCIAL GROUP, INC., a Delaware corporation ("CGB&L"), and GOLDEN NATIONAL ACQUISITION CORPORATION, a Delaware corporation which is wholly-owned by Acquiror ("Acquisition Corp").

                               R E C I T A L S:
                               - - - - - - - -

     A. The parties to this Agreement desire to effect a reorganization whereby Acquiror desires to acquire control of CGB&L through the merger (the "Merger") of Acquisition Corp with and into CGB&L with CGB&L being the surviving corporation, which will become, by virtue of the Merger, wholly-owned by Acquiror (the "Surviving Corporation").

     B. Subject to the terms of this Agreement, each outstanding share of the capital stock of CGB&L, which is comprised of one class of common stock, $0.01 par value per share ("CGB&L Common Stock"), shall be converted at the effective time of the Merger into the right to receive cash as set forth below, and each outstanding share of common stock of Acquisition Corp shall be converted into and thereafter represent one share of common stock of the Surviving Corporation, $0.01 par value per share.

     C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions of the Merger.


                             A G R E E M E N T S:
                             - - - - - - - - - -

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

Section 1.1 Definitions. In addition to those terms defined throughout this
            -----------
Agreement, the following terms, when used herein, shall have the following meanings.

          (a) "1933 Act" means the Securities Act of 1933, as amended.

          (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (c) "Adjusted Stockholders' Equity" means the consolidated stockholders' equity of CGB&L, calculated in accordance with GAAP (as defined below) and reflecting the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by CGB&L or the Bank in connection with this Agreement and the Contemplated Transactions (including all fees and expenses incurred in connection with obtaining stockholder approval and any attorneys, accountants, brokers, finders or investment bankers) ("Transaction Costs") but adjusted to exclude (i) any realized gains with respect to any sales of securities occurring after December 31, 2000, (ii) with respect to securities that are or were classified as available for sale or as trading securities, any change in the amount of the adjustment required pursuant to SFAS 115 resulting from changes in unrealized gains and losses occurring after December 31, 2000 and (iii) any accounting or other adjustments made pursuant to Section 6.16 of
                                                               ------------
this Agreement. CGB&L's Adjusted Stockholders' Equity shall be calculated by CGB&L's independent certified public accountants as of the close of business on the day immediately preceding the Closing Date (as defined below), using reasonable estimates of revenues and expenses where actual amounts are not available. Such calculation shall be subject to verification and approval prior to the Closing (as defined below) by certified public accountants selected by Acquiror, which approval shall not be withheld unreasonably.

          (d)  "Affiliate" means with respect to:

(i) a particular individual: (A) each other member of such individual's Family;
(B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
(F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

(e) "Applicable Contract" means any Contract: (i) under which CGB&L or the Bank has or may acquire any rights; (ii) under which CGB&L or the Bank has or may become subject to any obligation or liability; or (iii) by which CGB&L or the Bank or any of the assets owned or used by either or them is or may become bound.

(f) "Bank" means Cerro Gordo Building and Loan, s.b., an Illinois savings bank with its main office located in Cerro Gordo, Illinois, and a wholly owned subsidiary of CGB&L.

(g) "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

(h) "Breach" means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

(i) "Business Day" means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

(j) "CGB&L Equity Benchmark" shall mean an amount equal to the greater of (i) $1,540,854 and (ii) the difference between $1,653,354 (being the total stockholders' equity of CGB&L at December 31, 2000) and 75% of the tax-effected Transaction Costs. For purposes of this definition, in no event shall Transaction Costs exceed $150,000. The calculation of the CGB&L Benchmark shall be subject to verification and approval prior to the Closing by certified public accountants selected by Acquiror, which approval shall not be withheld unreasonably.

(k) "CGB&L Management Plan" shall mean the CGB&L Financial Group, Inc. Management Development Recognition Plan and Trust Agreement.

(l) "CGB&L Stock Awards" shall mean each of the 2,992 shares of CGB&L Common Stock granted as plan share awards to a Person by CGB&L pursuant to the CGB&L Management Plan prior to December 31, 2000 that is outstanding as of the date of this Agreement and which shares will be, by virtue of the Contemplated Transactions or otherwise, treated like all other issued and outstanding stock.

(m) "CGB&L Stock Option" shall mean each of the 9,150 stock options granted to a Person by CGB&L, under the CGB&L Stock Option Plan or otherwise, prior to the date of this Agreement that is outstanding and which will be, by virtue of the Contemplated Transactions or otherwise, vested and fully exercisable immediately prior to the Effective Time.

(n) "CGB&L Stock Option Plan" shall mean the CGB&L Financial Group, Inc. 1999 Stock Incentive Plan, as amended.

(o) "Call Reports" means the quarterly reports of income and condition required to be filed with the Federal Deposit Insurance Corporation.

(p) "Commissioner" means the Commissioner of the Office of Banks and Real Estate for the State of Illinois.

(q) "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Acquiror, Acquisition Corp and CGB&L of their respective covenants and obligations under this Agreement; and (iii) Acquiror's acquisition of control of CGB&L and, indirectly, the Bank.

(r) "Contract" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.

(s) "Employment Agreements" means the Employment Agreement by and between CGB&L and Maralyn Heckman dated June 7, 1999 and the Employment Agreement by and between the Bank and Ms. Heckman dated June 7, 1999.

(t) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(u) "ESOP" means the CGB&L Financial Group, Inc. Employee Stock Ownership Plan, as amended.

(v) "Family" means with respect to an individual: (i) the individual; (ii) the individual's spouse and former spouses; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

(w) "ESOP Loan" means the principal amount of and accrued interest on the loan made by CGB&L to the ESOP as evidenced by a note dated September 22, 1998, the terms of which shall not be modified, amended or restated without the consent of Acquiror.

(x) "Knowledge" with respect to:

(i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

(ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months as a director, outside advisor, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

(y) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(z) "Material Adverse Effect" with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5):
(i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person (but does not include any such effect resulting from or attributable to any action or omission by CGB&L or Acquiror or any Subsidiary of either of them taken with the prior written consent of the other parties hereto, in contemplation of the Contemplated Transactions); or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis.

(aa) "Material Interest" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the 1934 Act, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

(bb) "Option Spread" shall have the meaning given to such form in Section
                                                                  -------
3.1(a)(iii) hereof. The aggregate amount of the Option Spreads shall not exceed
-----------
$121,237.50.

(cc) "Order" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(dd) "Ordinary Course of Business" shall include any action taken by a Person only if such action:

(i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ee) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(ff) "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(gg) "Proxy Statement" means the proxy statement to be used by CGB&L in connection with the solicitation by its Board of Directors of proxies for use at the meeting of its stockholders to be convened for the purpose of voting on the Merger, pursuant to Section 6.10 hereof.
                    -------------

(hh) "Regulatory Authorities" means any federal, state or local governmental body, agency or authority which, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over CGB&L, the Bank, Acquiror or Acquisition Corp; (ii) is required to approve, or give its consent to the Contemplated Transactions; or
(iii) with which a filing must be made in connection therewith, including in any case, the Board of Governors of the Federal Reserve System.

(ii) "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(jj) "SEC" means the Securities and Exchange Commission.

(kk) "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

(ll) "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(mm) "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(nn) "Threatened" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

Section 1.2 Principles of Construction. (a) In this Agreement, unless otherwise
            --------------------------
stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;
(iii) in computing periods from a specified date to a later specified date, the words "from" and

"commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Chicago, Illinois time; (vi) "including" means "including, but not limited to";
(vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified;
(viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

(b) The Schedules of each of CGB&L and Acquiror referred to in this Agreement consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of CGB&L and Acquiror to the other not less than two (2) Business Days before the date of this Agreement (the "Schedule Delivery Date"). If the Schedules are delivered after the Schedule Delivery Date, then the party receiving such Schedules shall have the opportunity to terminate this Agreement, without penalty and without regard to the termination provisions in Article 10, on or before 5:00 p.m. of the date which is five (5) Business Days after the date of actual delivery of the Schedules. The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States, consistently applied ("GAAP").

                                   ARTICLE 2
                                  THE MERGER

Section 2.1 Manner of Merger. Provided that this Agreement shall not have been
            ----------------
terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), at the Effective Time (as defined below), Acquisition Corp shall be merged with and into CGB&L. As a result of the Merger, the separate corporate existence of Acquisition Corp shall cease and CGB&L will be the Surviving Corporation.

Section 2.2 Effective Time; Closing. (a) Provided that this Agreement shall not
            -----------------------
have been terminated in accordance with its express terms, the closing of the Merger (the "Closing") shall occur through the mail or at a place which is mutually acceptable to Acquiror and CGB&L, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, located at 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. on the date which is ten Business Days after the end of the month in which all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions have been received and all statutory waiting periods relating to such approvals have expired (the "Closing Date"). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date an appropriate certificate of merger, as contemplated by Section 251 and Section 103 of the DGCL with the Secretary of State of the State of Delaware. The Merger shall be effective upon the close of business on the day the certificate of merger has been duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

Section 2.3 Effect of Merger. At the Effective Time, the effect of the
            ----------------
Merger shall be as provided in Sections 251, 259, 260 and 261 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquisition Corp and CGB&L shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Acquisition Corp and CGB&L shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation. At the Effective Time, the certificate
            ----------------------------
of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of Acquisition Corp as in effect immediately prior to the Effective Time.

Section 2.5 Bylaws. At the Effective Time, the bylaws of Acquisition Corp as in
            ------
effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.6 Board of Directors. From and after the Effective Time, until duly
            ------------------
changed in compliance with applicable law and the articles of incorporation and bylaws of the Surviving Corporation, the board of directors of the Surviving Corporation shall consist of the directors of Acquisition Corp immediately prior to the Effective Time.

Section 2.7 Management. At the Effective Time, the officers of Acquisition Corp
            ----------
immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.8 Acquiror's Deliveries at Closing. At the Closing, Acquiror shall
            --------------------------------
deliver or cause to be delivered the following items to or on behalf of CGB&L:

(a) evidence of the delivery by Acquiror or its agents to the Paying Agent (as defined below) of cash representing the Purchase Price to be paid in exchange for the shares of CGB&L Common Stock in accordance with the terms of this Agreement;

(b) a good standing certificate for Acquisition Corp issued by the Secretary of State of the State of Delaware, and dated not more than ten Business Days prior to the Closing Date;

(c) a copy of the certificate of incorporation of Acquisition Corp certified not more that ten Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(d) a certificate of the Secretary or any Assistant Secretary of Acquisition Corp dated the Closing Date certifying a copy of the bylaws of Acquisition Corp;

(e) a certificate executed by Acquiror dated the Closing Date stating that: (i) all of the representations and warranties of Acquiror set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date; and (ii) Acquiror has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Acquiror shall have performed and complied in all respects with such covenants and obligations to the extent of the materiality standard set forth herein;

(f) a certificate executed by the President or Vice President and Secretary or any Assistant Secretary of Acquisition Corp dated the Closing Date stating that:
(i) all of the representations and warranties of Acquisition Corp set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date; and (ii) Acquisition Corp has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Acquisition Corp shall have performed and complied in all respects with such covenants and obligations to the extent of the materiality standard set forth herein; and

(g) a legal opinion of Acquiror's counsel dated the Closing Date in the form attached as Exhibit A.
            ---------

All of such items shall be reasonably satisfactory in form and substance to CGB&L and its counsel.

Section 2.9 CGB&L's Deliveries at Closing. At the Closing, CGB&L shall deliver
            -----------------------------
the following items to Acquiror:

(a) a good standing certificate for CGB&L issued by the Secretary of State of the State of Delaware and dated not more than ten Business Days prior to the Closing Date;

(b) a copy of the certificate of incorporation of CGB&L certified not more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c) a certificate of the Secretary or any Assistant Secretary of CGB&L dated the Closing Date certifying a copy of the bylaws of CGB&L;

(d) copies of resolutions of the stockholders and the board of directors of CGB&L authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of CGB&L;

(e) a good standing certificate for the Bank issued by the Commissioner and dated not more than ten (10) Business Days prior to the Closing Date;

(f) a copy of the charter of the Bank certified by the Commissioner and dated not more than ten Business Days prior to the Closing Date;

(g) a certificate of the Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

(h) a certificate executed by the President or Vice President and Secretary or any Assistant Secretary of CGB&L dated the Closing Date stating that: (i) all of the representations and warranties of CGB&L set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date; and (ii) CGB&L has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, CGB&L shall have performed and complied in all respects with such covenants and obligations to the extent of the materiality standard set forth herein;

(i) a list of all holders of CGB&L Common Stock and Bank Shares (as defined below) as of the Closing Date and a list of all Persons who have the right at any time to acquire shares of CGB&L Common Stock and Bank Shares certified in each case by the Secretary or any Assistant Secretary of CGB&L;

(j) a legal opinion of CGB&L's counsel dated the Closing Date in the form attached as Exhibit C;
            ---------

(k) a certificate of each of CGB&L's legal counsel, accountants and financial advisor or investment banker, if any, representing that all fees and expenses incurred by CGB&L prior to and including the Effective Time have been paid in full;

(l) an employment agreement in the form of Exhibit B, attached hereto, executed
                                           ---------
by Maralyn F. Heckman;

(m) at and pursuant to the request of Acquiror, a resignation from each of the directors and officers of CGB&L from such individual's position as a director and an officer of CGB&L, as the case may be; and

(n) such other documents as Acquiror may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.

Section 2.10 Alternative Structure. Notwithstanding anything contained herein to
             ---------------------
the contrary, upon receipt of CGB&L's prior written consent (which consent shall not be unreasonably withheld), Acquiror may specify, for any reasonable business, tax or regulatory purpose, that, before the Effective Time, Acquiror and CGB&L shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of CGB&L with any Affiliate of Acquiror or the purchase of the CGB&L Common Stock directly from the stockholders of CGB&L, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions, provided, however, that no such proposed change on the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than 30 Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the holders of CGB&L Common Stock.

Section 2.11 Absence of Control. Subject to any specific provisions of this
             ------------------
Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor CGB&L by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.

                                   ARTICLE 3
                    CONVERSION OF SECURITIES IN THE MERGER

Section 3.1 Manner of Merger. (a) At the Effective Time, by virtue of the Merger
            ----------------
and without any action on the part of Acquiror or CGB&L or the holder of any CGB&L Common Stock:

(i) each share of common stock, $0.01 par value per share, of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

(ii) each share of CGB&L Common Stock issued and outstanding immediately prior to the Effective Time, including shares granted pursuant to the CGB&L Management Plan pursuant to Section 3.2(h), shall be converted into the right to receive
                 --------------
cash in an amount equal to the Purchase Price Per Share (as defined below), and all shares of CGB&L Common Stock held by CGB&L as treasury stock shall not be converted into the right to receive cash but instead shall be canceled as a result of the Merger; and

(iii) Each CGB&L Stock Option shall, ipso facto and without any action on the part of holders thereof, become and be converted into the right to receive the difference between the Purchase Price Per Share and the applicable option exercise price (the "Option Spread"), payable as provided herein. Prior to the Effective Time, the Board of Directors of CGB&L and the committee or committees established under the CGB&L Stock Option Plans shall take such actions or make such determinations as may be required under the CGB&L Stock Option Plans, subject to the approval of Acquiror, to effect the provisions of this Agreement.

     (b) The "Purchase Price Per Share" shall be equal to the Total Purchase Price divided by Total CGB&L Shares, as such terms are defined below.

(i) "Total CGB&L Shares" shall be equal to the sum of (x) the total number of shares of CGB&L Common Stock issued and outstanding immediately prior to the Effective Time and (y) the number of shares of CGB&L Common Stock issuable pursuant to all CGB&L Stock Options.

(ii) "Total Purchase Price" shall be equal to $2,353,686.50 adjusted down by the positive difference, if any, between (x) the CGB&L Equity Benchmark and (y) CGB&L's Adjusted Stockholders' Equity.

(c) After the Effective Time, no holder of CGB&L Common Stock which is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such CGB&L Common Stock except to receive payment for such shares of CGB&L Common Stock in the manner provided herein or as provided in Section 262 of the DGCL.

Section 3.2 Steps of Transaction. (a) After the date that notice is sent to
            --------------------
stockholders of CGB&L (the "Mailing Date") of the special meeting of shareholders to be held pursuant to Section 6.10 (the "Special Meeting"), Acquiror shall mail or cause to be mailed to each then current holder of record of a certificate or certificates representing outstanding shares of CGB&L Common Stock (the "Certificates") transmittal materials for use in surrendering such Certificates. Pursuant to the terms of a mutually agreeable Paying Agent agreement, the parties hereto agree to appoint American National Bank and Trust Company of Chicago with its main office located in Chicago, Illinois, as Paying Agent (the "Paying Agent"), for the parties to effect the surrender of the Certificates in exchange for cash in an amount determined as provided in this Agreement. Acquiror shall use all reasonable efforts to mail or cause to be mailed the transmittal materials to all persons who become holders of CGB&L Common Stock subsequent to the Mailing Date and no later than the close of business of the third Business Day prior to the Closing Date.

(b) Acquiror shall have the discretion, which he may delegate in whole or in part to the Paying Agent, to determine whether transmittal materials have been properly completed, signed and submitted and to disregard any defects it determines are immaterial. The decision of Acquiror or the Paying Agent on such matters shall be conclusive and binding. Neither Acquiror nor the Paying Agent shall be under any obligation to notify any person of any defect in the materials submitted to the Paying Agent.

(c) As promptly as practicable after the Effective Time, Acquiror shall cause the Paying Agent to deliver to each holder of CGB&L Common Stock who has theretofore submitted effective transmittal materials accompanied by the Certificates covered by such materials a check in an amount equal to the Purchase Price Per Share times the number of shares of CGB&L Common

Stock theretofore represented by the Certificates so surrendered, after given effect to any required Tax withholdings. The amount paid by Acquiror pursuant to this Section 3.2(c) shall constitute and represent full satisfaction of all
     --------------
rights pertaining to such shares of CGB&L Common Stock.

(d) As promptly as practicable after the Effective Time, Acquiror shall send to each holder of record of CGB&L Common Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates, additional transmittal materials for use in surrendering such Certificates to the Paying Agent and instructions for use in effecting such surrender.

(e) Until so surrendered and exchanged, each such outstanding Certificate shall, for all purposes, represent the cash amount into and for which such shares have been so converted; provided, however, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the cash amount, without interest thereon, represented by such Certificate.

(f) At the Effective Time, CGB&L shall deliver a certified copy of a list of its stockholders to Acquiror after which there shall be no further registration or transfers on the stock transfer books of CGB&L of the shares of CGB&L Common Stock which were outstanding immediately prior to the Effective Time. Any Person whose name does not appear upon such list who submits Certificates to the Paying Agent shall be entitled to receive no cash payment, and any such Certificates shall be canceled.

(g) If any cash amount representing the Purchase Price Per Share is to be issued in the name of a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such exchange shall pay to Acquiror any transfer or other taxes required by reason of the payment of the Purchase Price Per Share to or in the name of a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, or otherwise required, or shall establish to the satisfaction of Acquiror that such tax has been paid or is not payable.

     (h) Immediately prior to the Effective Time, the expiration of the forfeiture provisions on all outstanding shares of CGB&L Common Stock granted pursuant to CGB&L Stock Awards shall be accelerated and all outstanding CGB&L Stock Options shall become immediately exercisable and fully vested. At the Effective Time, all CGB&L Common Stock granted pursuant to CGB&L Stock Awards shall be converted into cash as provided in Section 3.1(a)(ii). Immediately
                                            ------------------
prior to the Effective Time, all outstanding CGB&L Stock Options shall be cancelled and CGB&L shall pay each holder, for each CGB&L Stock Option held, an amount in cash equal to the Option Spread reduced by any required Tax withholdings. The payment of the Option Spreads pursuant to this Article 3 shall
                                                                 ---------
be delivered and paid by CGB&L in full satisfaction of all rights pertaining to the CGB&L Stock Option Plans and the CGB&L Stock Options.

Section 3.3 Escheat. Notwithstanding anything in this Article III or elsewhere
            -------                                   -----------
in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a former holder of

CGB&L Common Stock or any CGB&L Stock Option for any funds delivered to a public official pursuant to any applicable escheat or abandoned property laws.

Section 3.4 Dissenting Shares. Notwithstanding anything to the contrary
            -----------------
contained in this Agreement, to the extent appraisal rights are available to CGB&L stockholders pursuant to Section 262 of the DGCL, any shares held by a Person who delivers to CGB&L, prior to the Special Meeting, a written demand for payment for his or her shares, whose shares were not voted in favor of the Merger and who complies with all of the provisions of the DGCL concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person's shares and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Dissenting Shares") shall not be converted pursuant to Section 3.1 but shall become the right to receive such consideration
            -----------
as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL, provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL shall be deemed to be converted, as of the Effective Time, into cash in an amount determined as provided in this Agreement.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF CGB&L

     CGB&L hereby represents and warrants to Acquiror as follows:

Section 4.1 CGB&L Organization. CGB&L: (a) is a corporation duly organized,
            ------------------
validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"); and
(c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the certificate of incorporation and bylaws of CGB&L and all amendments thereto set forth on Schedule 4.1 are complete and correct. CGB&L has no Subsidiaries other than the Bank.

Section 4.2 Bank Organization. The Bank is an Illinois savings bank duly
            -----------------
organized, validly existing and in good standing under the laws of the State of Illinois. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the charter and bylaws of the Bank and all amendments thereto set forth on Schedule 4.2 are complete and correct.

Section 4.3 Authorization; Enforceability. CGB&L has the requisite corporate
            -----------------------------
power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by CGB&L, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action (except for the requisite approval of its shareholders), and this Agreement constitutes a legal, valid and binding obligation of CGB&L enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

Section 4.4 No Conflict. Except as set forth on Schedule 4.4, neither the
            -----------
execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter and the bylaws, of CGB&L or the Bank, or any resolution adopted by the board of directors or shareholders of CGB&L or the Bank; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which CGB&L or the Bank, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the "FDI Act"), the BHCA, the 1933 Act, the 1934 Act, the laws of the State of Delaware (the "Delaware Statutes") and the laws of the State of Illinois (the "Illinois Statutes"); (c) except with respect to the ESOP and Employment Agreements and in connection with the CGB&L Stock Awards and the CGB&L Stock Options, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Applicable Contract to which CGB&L or the Bank is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by CGB&L or the Bank. Except as set forth on Schedule 4.4, neither CGB&L nor the Bank is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5 CGB&L Capitalization. The authorized capital stock of CGB&L
            --------------------
currently consists exclusively of: (a) 900,000 shares of CGB&L Common Stock, $0.01 par value per share, of which (i) 99,000 shares are duly issued and outstanding, fully paid and non-assessable, (ii) 1,937 shares are, and will be immediately prior to the Closing, held by CGB&L as treasury shares, and (iii) 9,150 shares have been reserved for issuance in respect of outstanding CGB&L Stock Options; and (b) 100,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. On the Closing Date, all of such shares of CGB&L Common Stock will be subject to no claim of right except pursuant to this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of CGB&L. Except with respect to the CGB&L Stock Awards and the CGB&L Stock Options as set forth on Schedule 4.18, and as set forth on Schedule 4.5, there are no outstanding securities of CGB&L which are reserved for issuance or are convertible into or exchangeable for any shares of CGB&L's capital stock, and except with respect to the ESOP and except as provided in this Section, CGB&L is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of CGB&L. CGB&L does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank and as set forth on Schedule 4.5.

Section 4.6 Bank Capitalization. The authorized capital stock of the Bank
            -------------------
consists, and immediately prior to the Effective Time, will consist exclusively of 1,000 shares of capital stock, $1.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the "Bank Shares"). Except as set forth on Schedule 4.6, CGB&L is, and will be on the Closing Date, the record and beneficial owner of 100% of the Bank Shares, free and clear of any lien or encumbrance whatsoever. The Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right except pursuant to this Agreement and as set forth on Schedule
4.6. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of the Bank. There are no outstanding securities of the Bank which are convertible into or exchangeable for any shares of the Bank's capital stock, and the Bank is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of the Bank. Except with respect to shares of stock of the Federal Home Loan Bank of Chicago ("FHLB"), and stock of the Central Illinois Community Development Corporation and stock of the Federal Home Loan Mortgage Corporation, the Bank does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6.

Section 4.7 Financial Statements and Reports.  True, correct and complete copies
            --------------------------------
of the following financial statements are included in Schedule 4.7:

(a) audited Consolidated Balance Sheets for CGB&L as of March 31, 2000 and the related Consolidated Statements of Income, Statements of Cash Flows and consolidated Statements of Changes in Shareholders' Equity for the year ended March 31, 2000;

(b) CGB&L's Consolidated Report of Income for the nine-month period ended December 31, 2000; and

(c) CGB&L's FR-Y9SP as of June 30, 2000 and December 31, 1999 as filed with the Federal Reserve.

The financial statements described in clause (a) have been prepared in conformity with GAAP. The financial statements described in clause (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented (which changes in the aggregate would not reasonably be expected to have a Material Adverse Effect on CGB&L on a consolidated basis). Taken together, the financial statements described in clauses (a) and (b) above (collectively, the "CGB&L Financial Statements") fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of CGB&L and the Bank as at the respective dates of and for the periods referred to in the CGB&L Financial Statements.

Section 4.8 Books and Records. The books of account, minute books, stock record
            -----------------
books and other records of CGB&L and the Bank are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of CGB&L and the Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of CGB&L and the Bank.

Section 4.9 Title to Properties. Each of CGB&L and the Bank has good and
            -------------------
marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent CGB&L Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the CGB&L Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, granted to secure the advance of funds from the FHLB, or otherwise incurred in the Ordinary Course of Business; (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (e) assets of the Bank pledged to secure advances from the FHLB. Each of CGB&L and the Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by each of CGB&L and the Bank lie wholly within the boundaries of the real property owned or validly leased by it, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person

Section 4.10 Condition and Sufficiency of Assets. The buildings, structures and
             -----------------------------------
equipment of CGB&L and the Bank are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The real property, buildings, structures and equipment owned or leased by CGB&L and the Bank are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, which CGB&L or the Bank purport to own are sufficient for the continued conduct of the business of CGB&L and the Bank after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11 Loans; Loan Loss Reserve. All loans and loan commitments extended
             ------------------------
by the Bank and any extensions, renewals or continuations of such loans and loan commitments (the "Loans") were made in accordance with customary lending standards of the Bank in the Ordinary Course of Business. The Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to the Bank enforceable in accordance with their terms. All such Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and the Bank has complied, and at the Closing will have complied with all Legal Requirements relating to such Loans. The reserve for possible loan and lease losses of the Bank is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. On the Closing Date, the Bank's reserve for possible loan and lease losses will equal the amount required by Section 6.2
                                                                 -----------
(e). None of the Loans is subject to any material offset or claim of offset, and
---
the aggregate loan balances in excess of the Bank's reserve for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off.

Section 4.12 Undisclosed Liabilities; Adverse Changes. Except as set forth on
             ----------------------------------------
Schedule 4.12, neither CGB&L nor the Bank has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the CGB&L Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest CGB&L Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of CGB&L or the Bank, and, to CGB&L's knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on CGB&L on a consolidated basis.

Section 4.13 Taxes. Each of CGB&L and the Bank has duly filed or will duly file
             -----
all Tax Returns required to be filed by it for all periods prior to the Closing, and each such Tax Return is or will be complete and accurate in all material respects. Each of CGB&L and the Bank has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by CGB&L or the Bank, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of CGB&L, Threatened against CGB&L or the Bank for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by CGB&L or the Bank is presently being conducted or, to the Knowledge of CGB&L, Threatened by any Regulatory Authority. CGB&L has delivered to Acquiror true, correct and complete copies of all Tax Returns previously filed with respect to the last two and three fiscal years by CGB&L and the Bank, respectively, and any tax examination reports and statements of deficiencies assessed or agreed to for any of CGB&L or the Bank for any such time period.

Section 4.14 Compliance with ERISA. Except as set forth on Schedule 4.14, all
             ---------------------
employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by CGB&L or the

Bank or to which CGB&L or the Bank contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Internal Revenue Code of 1986, as amended (the "Code"), for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which CGB&L or the Bank would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with
Section 412 of the Code (if applicable). There would be no obligations of CGB&L or the Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if CGB&L or the Bank withdrew from any such plan as of the Closing.

Section 4.15 Compliance with Legal Requirements. Except as set forth on Schedule
             ----------------------------------
4.15, each of CGB&L and the Bank is, and at all times since January 1, 1997, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by CGB&L or the Bank of, or a failure on the part of CGB&L or the Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of CGB&L or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. Except as set forth on Schedule 4.15, neither CGB&L nor the Bank has received, at any time since January 1, 1997, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of CGB&L or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.16 Legal Proceedings; Orders.
             -------------------------

(a) Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of CGB&L, Threatened against or affecting CGB&L or the Bank or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 1997, and there is no fact known to CGB&L which would provide a basis for any other Proceeding or Order. To the Knowledge of CGB&L, no officer, director, agent or employee of CGB&L or the Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of CGB&L or the Bank. Except as set forth of Schedule 4.16, neither CGB&L nor the Bank has received at any time since January 1, 1997, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement to which CGB&L or the Bank, or any of the assets owned or used by any of them, is or has been subject.

(b) Neither CGB&L nor any of CGB&L Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has CGB&L or any CGB&L Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.17 Absence of Certain Changes and Events. Except as set forth on
             -------------------------------------
Schedule 4.17, since March 31, 2000, each of CGB&L and the Bank has conducted its respective businesses only in the Ordinary Course of Business and with respect to each there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b) amendment to its certificate of incorporation, charter or bylaws or any resolutions adopted by its board of directors or shareholders with respect to the same;

(c) payment of any bonus or increase of any salaries or other compensation to any of its shareholders, directors, officers or employees, or entry by it into any employment, severance or similar Contract with any director, officer or employee;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Employee Benefit Plan (as defined below);

(e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance;

(f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) material change in, or termination of, any existing lease of real or personal property to which it is a party;

(h) entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the term of any existing, lease, contract or license that has a term of more than one

(1) year, or that involves the payment by CGB&L or any Subsidiary of CGB&L of more than $10,000 in the aggregate;

(i) Loan or commitment to make any Loan except for (i) Loans secured by one-to-four family residences with a loan to value ratio of not more than 90%, (ii) unsecured Loans not in excess of $10,000, (iii) non-real estate secured Loans not in excess of 90% of the amount of any deposit account at the Bank used as collateral for the Loan; (iv) Loans secured by real estate not in excess of $250,000;

(j) Loan or commitment to make, renew, extend the term or increase the amount of any Loan to any Person if such Loan or any other Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of CGB&L or the Bank, or has been classified as "substandard," "doubtful," "loss," or "other Loans specially mentioned or listed as a "potential problem loan";" provided, however, that nothing in this Section 4.17(j) shall prohibit CGB&L or
                                        ---------------
the Bank from honoring any contractual obligation in existence on the date of this Agreement;

(k) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens:
(i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(l) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(m) cancellation or waiver by it of any claims or rights with a value in excess of $10,000;

(n) any investment by it of a capital nature exceeding $5,000 or aggregate investments of a capital nature exceeding $10,000;

(o) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(p) transaction for the borrowing or loaning of monies, other than in the Ordinary Course of Business;

(q) change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of CGB&L to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(r) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(s) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(t) entry into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $10,000 in aggregate value, except for sales of CGB&L "other real estate owned" and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(u) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(v) hiring of any employee with an annual salary in excess of $10,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(w) agreement, whether oral or written, by it to do any of the foregoing.

Section 4.18 Properties, Contracts, Employee Benefit Plans and Other Agreements.
             ------------------------------------------------------------------
Except for loan agreements evidencing loans made by the Bank in the Ordinary Course of Business, Schedule 4.18 lists or describes the following with respect to CGB&L and the Bank:

(a) All real property owned by each of CGB&L and the Bank and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which each of CGB&L and the Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of CGB&L or the Bank;

(b) each Applicable Contract that involves performance of services or delivery of goods or materials by CGB&L or the Bank of an amount or value in excess of $5,000;

(c) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of CGB&L or the Bank in excess of $15,000;

(d) each lease, rental, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(e) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "Intellectual Property Assets"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of CGB&L or the Bank;

(f) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(g) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by CGB&L or the Bank with any other Person;

(h) each Applicable Contract containing covenants that in any way purport to restrict the business activity of CGB&L or the Bank or any Affiliate of either, or limit CGB&L or the Bank or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(i) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(j) the name and annual salary of each director, officer or employee of each of CGB&L and the Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by CGB&L, the Bank or a combination of any of them to or for the benefit of each such person in question for the year ended March 31, 2000, and for the current year, and any employment agreement or arrangement with respect to each such person;

(k) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, employee stock ownership, stock purchase or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by CGB&L or the Bank for the benefit of the officers, directors or employees of CGB&L or the Bank, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by CGB&L or the Bank for the benefit of the employees of CGB&L or the Bank (collectively, the "Employee Benefit Plans"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under the ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of CGB&L or the Bank;

          (l) each holder of a CGB&L Stock Option and each holder of a CGB&L Stock Award and the number of underlying shares to which each such holder may be entitled;

          (m) each of the participants in the ESOP showing the number of outstanding shares of CGB&L Common Stock credited to each participant, the vesting dates thereof, the unpaid balance of any loans owing by the ESOP to CGB&L or any party as of the date hereof

(the "ESOP Loan"), and the number of unallocated shares of CGB&L Common Stock under the ESOP;

          (n) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by CGB&L or the Bank to be responsible for consequential damages;

(o) each Applicable Contract for capital expenditures in excess of $5,000;

(p) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by CGB&L or the Bank other than in the Ordinary Course of Business; and

(q) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 4.18 are appended to such Schedule.

Section 4.19 No Defaults. Except as set forth on Schedule 4.19, each Contract
             -----------
identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms. Each of CGB&L and the Bank is, and at all times since January 1, 1997, has been, in full compliance with all applicable terms and requirements of each Contract under which either CGB&L or the Bank has or had any obligation or liability or by which CGB&L or the Bank or any of their respective assets owned or used by them is or was bound. Each other Person that has or had any obligation or liability under any such Contract under which CGB&L or the Bank has or had any rights is, and at all times since January 1, 1997, has been, in full compliance with all applicable terms and requirements of such Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give CGB&L, the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract. Except in the Ordinary Course of Business with respect to loans made by the Bank, neither CGB&L nor the Bank has given to or received from any other Person, at any time since January 1, 1997, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to CGB&L or the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.20 Insurance. Schedule 4.20 lists the policies of insurance (including
             ---------
bankers blanket bond and insurance providing benefits for employees) owned or held by CGB&L or the Bank on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) until the Closing. All premiums due on such policies have been paid in full.

Section 4.21 Compliance with Environmental Laws. Except as set forth on Schedule
             ----------------------------------
4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving CGB&L or the Bank or, to the Knowledge of CGB&L, any of their respective assets that are pending or, to the Knowledge of CGB&L, Threatened, nor is there any factual basis for any of the foregoing, as a result of any asserted failure of CGB&L or the Bank, or any predecessor thereof, to comply (or the assertion of liability even if in compliance) with any Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

Section 4.22 Regulatory Filings. Since January 1, 1997, each of CGB&L and the
             ------------------
Bank has filed in a timely manner all required filings with all Regulatory Authorities. Without limitation of the foregoing, since January 1, 1997, CGB&L has filed on a timely basis all proxy statements, reports and other documents required to be filed by it under the 1934 Act, and CGB&L has furnished Acquiror copies of its Annual Report on Form 10-K for the fiscal year ended March 31, 2000, and all quarterly and periodic reports and proxy statements filed under the 1934 Act by CGB&L after such date, each as filed with the SEC. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.23 Fiduciary Powers. Schedule 4.23 contains a list and a brief
             ----------------
description of all accounts for which the Bank acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor. The Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.24 Bylaws; State Takeover Statutes. The Board of Directors of CGB&L
             -------------------------------
has approved the Contemplated Transactions and has taken whatever action that may be necessary to render inapplicable to the Contemplated Transactions the provisions of Section 203 of the DGCL and any anti-takeover provision set forth in CGB&L's Bylaws or certificate of incorporation.

Section 4.25 Disclosure. Neither any representation or warranty of CGB&L in, nor
             ----------
any schedule to, this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.9 will contain
                                                       -----------
any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 4.26 Brokerage Commissions. Except for the obligation of CGB&L to pay
             ---------------------
Olive Corporate Finance LLC, none of CGB&L or the Bank or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

Section 4.27 Approval Delays. To the Knowledge of CGB&L, there is no reason why
             ---------------
the granting of any of the regulatory approvals referred to in Section 7.1 would
                                                               -----------
be denied or unduly delayed.

Section 4.28 Due Diligence Report. Schedule 4.28 contains Acquiror's due
             --------------------
diligence request reflected in the Due Diligence Checklist delivered to CGB&L's counsel on February 2, 2001. CGB&L has no Knowledge of any information that is responsive to such request that has not been reflected on or included as part of
Schedule 4.28.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF Acquiror

Acquiror hereby represents and warrants to CGB&L as follows:

Section 5.1 Acquiror Residency/Acquisition Corp Organization. Acquiror is an
            ------------------------------------------------
individual residing in the State of New York. Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Corp has full power and authority, corporate and otherwise, to own, operate and lease its respective properties as presently owned, operated and leased, and to carry on its respective business as it is now being conducted. Copies of the articles of incorporation and bylaws of Acquisition Corp and all amendments thereto set forth on Schedule 5.1 are complete and correct.

Section 5.2 Authorization; Enforceability. Acquiror and Acquisition Corp have
            -----------------------------
the requisite legal capacity and corporate power, respectively, and the authority to enter into and perform their respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Acquisition Corp, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, including any necessary approval of its shareholders. This Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Acquisition Corp enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

Section 5.3 No Conflict. Except as set forth on Schedule 5.3, neither the
            -----------
execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter, and the bylaws, of any of Acquiror's Subsidiaries, or any resolution adopted by the board of directors or shareholders of any of Acquiror's Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDI Act, the BHCA, the 1933 Act, the 1934 Act, the Delaware Statutes and the Illinois Statutes; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Applicable Contract to which Acquiror or any of its Subsidiaries is a party or by which any of their respective assets is bound; or
(d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or any of its Subsidiaries. Except for the regulatory approvals referred to in Section 7.5 and
                                                                 -----------
as set forth on Schedule 5.3, neither Acquiror nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.4 Approval Delays. To the Knowledge of Acquiror, there is no reason
            ---------------
why the granting of any of the regulatory approvals referred to in Section 7.1
                                                                   -----------
would be denied or unduly delayed.


Section 5.5 Financing. Acquiror and Acquisition Corp have sufficient assets to
            ---------
consummate the contemplated transactions without obtaining third-party financing.

Section 5.6 Disclosure. No representation or warranty of Acquiror or Acquisition
            ----------
Corp in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 6
                               CGB&L'S COVENANTS

Section 6.1 Access and Investigation. Acquiror and its Representatives shall, at
            ------------------------
all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of CGB&L and the Bank in accordance with the provisions of this Section. Acquiror and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of each of CGB&L and the Bank and of its respective financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of CGB&L or the Bank. Upon request, each of CGB&L and the Bank will furnish Acquiror or its Representatives attorneys' responses to auditors' requests for information regarding CGB&L or the Bank, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror

(provided with respect to attorneys, such disclosure would not result in the waiver by CGB&L or the Bank of any claim of attorney-client privilege), and will permit Acquiror and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for CGB&L or the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives. CGB&L shall, and shall cause the Bank to, give Acquiror prior notice of each meeting of its respective board of directors and any committees thereof, including specifically the Bank's loan committee, and Acquiror shall be invited to have one of its Representatives in attendance at each such meeting as an observer. No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by CGB&L. This Section shall not require the disclosure of any information the disclosure of which to Acquiror would be prohibited by any Legal Requirement.

Section 6.2 Operation of CGB&L and the Bank. Except with the prior written
            -------------------------------
consent of Acquiror, between the date of this Agreement and the Closing Date, CGB&L will, and will cause the Bank, to

(a)  conduct its business only in the Ordinary Course of Business;

(b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)  confer with Acquiror concerning operational matters of a material nature;

(d) enter into loan transactions only in accordance with sound credit practices and only on terms and conditions which are not materially more favorable than those available to the borrower from competitive sources in arm's-length transactions, and in that connection, from the date hereof to the Closing Date, shall not;

(i) enter into any new credit or new lending relationships in excess of $250,000 (other than mortgage loans secured by first liens on owner-occupied residences with a loan to value ratio of not more than 80%) to any Person and such Person's Affiliate; or

(ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person or that Person's Affiliate if such Person or such Affiliate is the obligor under any indebtedness to it which constitutes a non-performing loan or against any part of such indebtedness it has established loss reserves or any part of which has been charged-off by it;

(e) consistent with past practice, maintain a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

(f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

(h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

Section 6.3 Negative Covenant. Except with respect to (i) dividends declared and
            -----------------
paid by the Bank to CGB&L on or prior to December 31, 2000 and (ii) the issuance or distribution of CGB&L Common Stock pursuant to the CGB&L Stock Awards and the CGB&L Stock Options; and except as otherwise expressly permitted by this Agreement, and as contemplated by Schedule 4.17, between the date of this Agreement and the Closing Date, CGB&L will not, and will cause the Bank not to, without the prior written consent of Acquiror, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur.
                                   ------------

Section 6.4 Subsequent CGB&L Financial Statements; Securities Reports. As soon
            ---------------------------------------------------------
as available after the date hereof, CGB&L will furnish Acquiror copies of the quarterly unaudited consolidated balance sheets and income statements of CGB&L prepared for its internal use, and the Bank's Call Reports for each quarterly period completed after September 30, 2000. Prior to the Closing, CGB&L will furnish all other financial reports or statements submitted by CGB&L or the Bank to Regulatory Authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent CGB&L Financial Statements"). Without limitation of the foregoing, as soon as available, if at all, CGB&L will deliver to Acquiror complete copies of its Annual Report on Form 10-K for the year ending March 31, 2001, all Quarterly Reports on Form 10-Q, all Current Reports on Form 8-K and any proxy materials filed hereafter with the SEC pursuant to the 1934 Act (collectively, the "SEC Filings"). The Subsequent CGB&L Financial Statements and the financial information in the SEC Filings shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent CGB&L Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such CGB&L Financial Statements misleading in any material respect. The SEC Filings will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

Section 6.5 Title to Real Estate. As soon as practical after the date hereof,
            --------------------
but in any event no later than thirty (30) days after the date hereof, CGB&L shall obtain at its own expense and deliver to Acquiror, with respect to all real estate owned by CGB&L or the Bank (the "CGB&L

Real Estate"), an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Acquiror, showing fee simple title in CGB&L or the Bank in such real estate subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent CGB&L Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the CGB&L Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held.

Section 6.6 Survey. As soon as practicable after the date hereof, CGB&L shall
            ------
deliver to Acquiror all surveys of the CGB&L Real Estate which CGB&L holds or which it can obtain without cost.

Section 6.7 Advice of Changes. Between the date of this Agreement and the
            -----------------
Closing Date, CGB&L will promptly notify Acquiror in writing if CGB&L or the Bank becomes aware of any fact or condition that causes or constitutes a Breach of any of CGB&L's representations and warranties as of the date of this Agreement, or if CGB&L or the Bank becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, CGB&L will promptly deliver to Acquiror a supplement to the Schedules specifying such change. During the same period, CGB&L will promptly notify Acquiror of the occurrence of any Breach of any covenant of CGB&L in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

Section 6.8 Other Offers.
            ------------

(a) Until such time, if any, as this Agreement is terminated pursuant to Article 10, CGB&L will not, and will cause the Bank and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving CGB&L or the Bank. Notwithstanding the foregoing in this Section 6.8, CGB&L may provide information
                                      -----------
at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of CGB&L determines, in good faith, that the exercise of its fiduciary duties to CGB&L's stockholders under applicable law, as advised in writing by Howard & Howard Attorneys PC, requires it to take such action, and, provided further, that CGB&L may not, in any event, provide to such third party any information which it has not provided to Acquiror. CGB&L shall promptly notify Acquiror orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by Howard & Howard Attorneys PC.

(b) "Acquisition Transaction" shall, with respect to CGB&L, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either CGB&L or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of CGB&L; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either CGB&L or any Significant Subsidiary of CGB&L; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either CGB&L or any Significant Subsidiary of CGB&L; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of CGB&L; (v) a public proxy or consent solicitation made to stockholders of CGB&L seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of CGB&L; (vi) the filing of an application or notice with any federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through
(iv) above; or (vii) the making of a bona fide proposal to CGB&L or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 6.9 Information Provided to Acquiror. CGB&L agrees that none of the
            --------------------------------
information concerning CGB&L or the Bank which is provided or to be provided by CGB&L or the Bank or their respective Representatives to Acquiror for inclusion or which is included in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 6.10 Stockholders' Meeting. CGB&L will take all steps necessary to duly
             ---------------------
call, give notice of, convene and hold a meeting of its stockholders, as soon as practicable, but in no event later than forty-five (45) days after the date the SEC completes its review of the Proxy Statement, for the purpose of obtaining stockholder approval of this Agreement and the Merger (the "Special Meeting"); provided, however, that the Proxy Statement shall not be mailed to the holders of CGB&L Common Stock until Olive Corporate Finance LLC has delivered to the Board of Directors of CGB&L for inclusion in the Proxy Statement a fairness opinion (the "Fairness Opinion"), dated the mailing date, to the effect that the Total Purchase Price is fair to the stockholders of CGB&L from a financial point of view, which opinion shall be in standard industry form with respect to transactions of this nature. CGB&L shall send the Proxy Statement to its stockholders at least twenty (20) days prior to such meeting in accordance with
Section 251 of the DGCL. Along with such notice, CGB&L shall include a copy of this Agreement and a copy of Section 262 of the DGCL governing the procedures required to be met by dissenting shareholders.

     Section 6.11 Proxy Statement.
                  ---------------

             (a) CGB&L will take all reasonable steps necessary to submit the Proxy Statement to the SEC within thirty (30) days after the date of this Agreement. The Proxy Statement will satisfy all requirements of the 1934 Act and the rules and regulations promulgated thereunder and will include a unanimous recommendation by the Board of Directors of CGB&L that the stockholders of the CGB&L approve this Agreement and the Merger. CGB&L and its Representatives shall solicit proxies voting only in favor thereof from the stockholders of CGB&L. CGB&L shall deliver a draft of the Proxy Statement to Acquiror and its counsel at least five (5) Business Days prior to filing it with the SEC, and shall provide Acquiror with copies of all responses or other written communications from the SEC relating to the Proxy Statement. CGB&L shall also deliver a copy of the final Proxy Statement to Acquiror promptly after the SEC has completed its review thereof.

             (b) None of the information to be supplied by CGB&L for inclusion or incorporation by reference in the Proxy Statement as of the time of its mailing and as of the time of the meeting of CGB&L's stockholders in connection therewith, and as amended or supplemented by CGB&L, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading; in no event, however, shall CGB&L be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning Acquiror or Acquisition Corp furnished by Acquiror specifically for use in the Proxy Statement.

Section 6.12 Best Efforts; Cooperation. CGB&L agrees to exercise good faith and
             -------------------------
use its Best Efforts to satisfy the various covenants and conditions to Closing in this Article and Article 8, respectively, and to consummate the transactions contemplated hereby as promptly as possible. CGB&L will not intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, CGB&L will, and will cause the Bank and each of its and their Affiliates and Representatives to, cooperate with Acquiror with respect to all filings that Acquiror is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 6.13 Information Provided to Acquiror. CGB&L agrees that none of the
             --------------------------------
information concerning CGB&L or the Bank which is provided or to be provided by CGB&L to Acquiror for inclusion or which is included, in a submission to any other documents to be filed with, any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are submitted to be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 6.14 ESOP Loan. From and after the date of this Agreement through the
             ---------
Effective Time, CGB&L and/or the Bank shall not make any contributions to the ESOP that will be used to repay, nor shall they repay, the ESOP Loan or any amounts due thereunder except to the extent such payments are required to be made pursuant to the express terms of the ESOP Loan. Immediately following the Effective Time, the ESOP shall, with the proceeds of the cash received by the ESOP pursuant to
Section 3.1(a)(ii) with respect to shares of CGB&L Common Stock held by the ESOP which have not, as of the Effective Time, been allocated to accounts of ESOP participants, pay to the Surviving Corporation the full amount of the ESOP Loan and any remaining cash received by the ESOP shall be allocated to the accounts of ESOP participants.

Section 6.15 Voting Agreement. Concurrently with the execution and delivery of
             ----------------
this Agreement, CGB&L shall deliver to Acquiror a voting agreement in the form of Exhibit D signed by all directors and officers of CGB&L or the Bank who are
   ---------
holders of CGB&L Common Stock.

Section 6.16 Accounting and Other Adjustments. CGB&L agrees that it shall, and
             --------------------------------
shall cause the Bank, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments which would affect the financial reporting of Acquiror, on a consolidated basis after the Effective Time, in any case as Acquiror shall reasonably request, provided, however, that neither CGB&L nor the Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as CGB&L shall have received reasonable assurances that all conditions precedent to CGB&L's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and no such adjustment which CGB&L or the Bank would not have been required to make but for the provisions of this Section shall have any effect on the calculation of the Exchange Rate.

                                   ARTICLE 7
                             ACQUIROR'S COVENANTS

Section 7.1 Regulatory Approvals. Except as otherwise provided in this
            --------------------
Agreement, as promptly as practicable after the date of this Agreement, Acquiror will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions (including all filings under the BHCA, the FDI Act, Delaware Statutes and Illinois Statutes). Acquiror shall in good faith pursue all necessary regulatory approvals.

Section 7.2 Information for Proxy Statement. Acquiror shall furnish such
            -------------------------------
information concerning Acquiror and Acquisition Corp as is necessary in order to cause the Proxy Statement, insofar as it relates to Acquiror, to be prepared in accordance with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder. Acquiror agrees promptly to advise CGB&L if any time prior to the Special Meeting any information provided by Acquiror in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide to CGB&L the information needed to correct such inaccuracy or omission.

Section 7.3 Indemnification. Except as may be limited by applicable Legal
            ---------------
Requirements, Acquiror shall use his Best Efforts to cause the Bank to honor its obligations in respect of indemnification and advancement of expenses currently provided by the Bank in favor of their current and former employees, directors, officers and agents in the charter or bylaws of the Bank for three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time.

Section 7.4 Best Efforts. Acquiror and Acquisition Corp agree to exercise good
            ------------
faith and use their Best Efforts to satisfy the various covenants and conditions to Closing in this Article and Article 5, respectively, and to consummate the transactions contemplated hereby as promptly as possible. Acquiror and Acquisition Corp will not intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, Acquiror and Acquisition Corp will, and will cause each of its Subsidiaries and their Affiliates and Representatives to, cooperate with CGB&L with respect to all filings that Acquiror is required by Legal Requirements to make in connection with the Contemplated Transactions.

                                   ARTICLE 8
                CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

The obligations of Acquiror to consummate the Merger and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

Section 8.1 Accuracy of Representations and Warranties. All of the
            ------------------------------------------
representations and warranties of CGB&L set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date.

Section 8.2 CGB&L's Performance. CGB&L shall have performed or complied in all
            -------------------
material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, CGB&L shall have performed and complied in all respects with such covenants and obligations to the extent of the materiality standard set forth herein.

Section 8.3 Documents Satisfactory. All proceedings, corporate or other, to be
            ----------------------
taken by CGB&L in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Acquiror, and CGB&L shall have made available to Acquiror for examination the originals or true and correct copies of all records and documents relating to the business and affairs of CGB&L and the Bank which Acquiror may reasonably request in connection with said transactions.

Section 8.4 No Proceedings. Since the date of this Agreement, there must not
            --------------
have been commenced or Threatened against CGB&L or the Bank any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated

Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

Section 8.5 Absence of Material Adverse Changes. From the date hereof to the
            -----------------------------------
Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on CGB&L or the Bank.

Section 8.6 Consents and Approvals. Any consents or approvals required to be
            ----------------------
secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Acquiror, and all applicable waiting periods shall have expired.

Section 8.7 No Prohibition. Neither the consummation nor the performance of any
            --------------
of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 8.8 Stockholder Approval. The required stockholder approval for the
            --------------------
Merger and this Agreement shall have been obtained at the Special Meeting.

Section 8.9 Dissenting Shares. The total number of Dissenting Shares shall be no
            -----------------
greater than 10% of the number of shares of CGB&L Common Stock issued and outstanding immediately prior to the Effective Time.

Section 8.10 Minimum Stockholders' Equity. CGB&L's Adjusted Stockholders' Equity
             ----------------------------
(as calculated immediately prior to the Closing Date for purposes of Section
                                                                     -------
3.1(b) hereof) shall not be less than $1,500,000, and the allowance for loan and
------
lease losses of the Bank shall not be less than an amount equal to $32,700 on the Closing Date.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CGB&L

CGB&L's obligation to consummate the Merger and to take the other actions required to be taken by CGB&L at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by CGB&L, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. All of the
            ------------------------------------------
representations and warranties of Acquiror set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date.

Section 9.2 Acquiror's Performance. Each of Acquiror and Acquisition Corp shall
            ----------------------
have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Acquiror and Acquisition

Corp shall have performed and complied in all respects with their respective covenants and obligations to the extend of the materiality standard set forth herein.

Section 9.3 Documents Satisfactory. All proceedings, corporate or other, to be
            ----------------------
taken by Acquiror and Acquisition Corp in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for CGB&L.

Section 9.4 No Proceedings. Since the date of this Agreement, there must not
            --------------
have been commenced or Threatened against Acquiror or Acquisition Corp any
Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on CGB&L or such Affiliate.

Section 9.5 Regulatory Approvals. Acquiror shall have received all of the
            --------------------
regulatory approvals referred to in Section 7.1
                                    -----------

Section 9.6 No Prohibitions. Neither the consummation nor the performance of any
            ---------------
of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.7 Stockholder Approval. The required CGB&L stockholder approval for
            --------------------
the Merger and this Agreement shall have been obtained at the Special Meeting and the Fairness Opinion shall not have been withdrawn as of the date of the Special Meeting.

                                  ARTICLE 10
                                  TERMINATION

Section 10.1 Reasons for Termination and Abandonment. This Agreement, by prompt
             ---------------------------------------
written notice given to the other parties prior to or at the Closing, may be terminated:

(a) by mutual consent of Acquiror and the board of directors of CGB&L;

(b) by Acquiror if: (i) any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement); and (ii) Acquiror has not waived such condition on or before the Closing Date;

(c) by CGB&L if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of CGB&L to comply with its obligations under this Agreement); and (ii) CGB&L has not waived such condition on or before the Closing Date;

(d) by Acquiror, at any time within ten (10) Business Days after the date of this Agreement, by giving written notice to CGB&L that Acquiror has determined from its due diligence investigation that there are matters which are, in the reasonable judgment of Acquiror, either (x) inconsistent in any material respect with any of the representations and warranties of CGB&L contained in this Agreement or (y) of such significance as (1) to have a Material Adverse Effect on CGB&L or (2) to deviate materially and adversely from CGB&L's audited financial statements for the year ended March 31, 2000; or

(e) by either Acquiror or CGB&L if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is ten (10) months after the date of this Agreement, or such later date as the parties may agree (the "Termination Date").

Section 10.2 Effect of Termination. Except as provided in Section 10.3, in the
             ---------------------                        ------------
event of termination of this Agreement pursuant to Section 10.1, this Agreement
                                                   ------------
shall forthwith become void, there shall be no liability under this Agreement on the part of Acquiror, CGB&L or Acquisition Corp or any of their respective Representatives, and all rights and obligations of each party hereto shall cease, provided, however, that, subject to Section 10.3, nothing herein shall
                                           ------------
relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

Section 10.3 Expenses. (a) Except as provided below, all Expenses (as defined
             --------
below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses" as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

(b) If this Agreement is terminated by (i) Acquiror because CGB&L committed a Breach of its obligations under this Agreement, unless such Breach is a result of the failure by Acquiror to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; or (ii) or by Acquiror or CGB&L because CGB&L's shareholders fail to approve the Contemplated Transactions and this Agreement (in each case, a "CGB&L Termination"), then CGB&L shall pay to Acquiror, upon its written demand, an amount equal to the sum of Acquiror's Expenses (but not in excess of $75,000), plus an amount equal to $100,000. Such sums shall constitute liquidated damages and the receipt thereof shall be Acquiror's sole and exclusive remedy under this Agreement for all Breaches of this Agreement by CGB&L or such failure to approve. In addition to these payments, if there is a CGB&L Termination, and within eighteen (18) months after the termination of this Agreement CGB&L enters into a Contract with any party other than Acquiror providing for the acquisition of control of CGB&L or the Bank by such other party, then CGB&L shall pay to Acquiror, upon its written demand, the additional sum of $150,000, provided, however, that the provisions of this Section shall in no way limit

Acquiror's rights against any such third party. For purposes of this Section, the phrase "control of CGB&L or the Bank" means the acquisition by any such third party of: (i) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the 1934 Act) of greater than twenty percent (20%) of the then issued and outstanding voting stock of CGB&L or the Bank through any transaction to which CGB&L, the Bank or any Affiliate of CGB&L or the Bank is a party; or
(ii) all or substantially all of the assets of CGB&L or the Bank. Notwithstanding anything to the contrary set forth above in this Section
                                                                 -------
10.3(b), Acquiror shall not be entitled to the amounts described in this Section
-------                                                                  -------
10.3(b) if Acquiror terminates this Agreement pursuant to Section 10.1(d).
-------                                                   ---------------

(c) If Acquiror does not consummate the Merger for any reason other than a CGB&L Termination and CGB&L is in compliance with all of its obligations under this Agreement, Acquiror shall pay to CGB&L, upon its written demand, an amount equal to $100,000. Such sum shall constitute liquidated damages and the receipt thereof shall be CGB&L's sole and exclusive remedy under this Agreement and in connection with the Contemplated Transactions.

                                  ARTICLE 11
                                 MISCELLANEOUS

Section 11.1 Governing Law. All questions concerning the construction, validity
             -------------
and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.2 Assignments, Successors and No Third Party Rights. None of the
             -------------------------------------------------
parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.3 Waiver. Except as provided in Section 10.3(b), the rights and
             ------                        ---------------
remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.4 Publicity. Any public announcement or similar publicity with
             ---------
respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Acquiror and CGB&L shall jointly determine. Unless consented to by the other in advance or required by Legal Requirements, prior to the Closing, neither Acquiror nor CGB&L shall, and shall cause each of its respective Subsidiaries and Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. CGB&L and Acquiror will consult with each other concerning the means by which their respective employees, customers and suppliers and others having dealings with either of them and CGB&L's Subsidiaries will be informed of the Contemplated Transactions.

Section 11.5 Confidentiality. Between the date of this Agreement and the Closing
             ---------------
Date, each of Acquiror and CGB&L will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 11.6 Notices. All notices, consents, waivers and other communications
             -------
under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this
Section:

(a) If to Acquiror, to:

Mr. David Bijan Movtady
c/o Golden National Mortgage Banking Corp.
One Huntington Quadrangle
Melville, NY 11747
Telephone: (631) 439-2400
Telecopier: (631) 439-2444
with copies to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg
333 West Wacker
Suite 2700
Chicago, Illinois  60606
Attention: Edwin S. del Hierro, Esq.
Telephone: (312) 984-3100
Telecopier: (312) 984-3150

(b) if to CGB&L, to:

CGB&L Financial Group, Inc.
229 E. South Street
P.O. Box 680
Cerro Gordo, Illinois  61818
Attention: Ms. Maralyn F. Heckman, President
Telephone: (217) 763-2911
Telecopier: (217) 763-4711
with copies to:

Howard & Howard Attorneys PC
One Technology Plaza
Suite 600
211 Fulton Street
Peoria, Illinois  60612
Attention: Theodore L. Eissfeldt, Esq.
Telephone: (309) 672-1483
Telecopier: (309) 672-1568

or to such other Person or place as CGB&L shall furnish to Acquiror or Acquiror shall furnish to CGB&L in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service;
(c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

Section 11.7 Entire Agreement. This Agreement and any documents executed by the
             ----------------
parties pursuant to this Agreement and referred to herein constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8 Modification. This Agreement may not be amended except by a written
             ------------
agreement signed by each of CGB&L and Acquiror.

Section 11.9 Severability. Whenever possible, each provision of this Agreement
             ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.10 Further Assurances. The parties agree: (a) to furnish upon request
              ------------------
to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.11 Survival. The representations, warranties and covenants contained
              --------
herein shall not survive beyond the Closing.

Section 11.12 Lack of Control. Subject to any specific provisions of this
              ---------------
Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor Acquisition Corp by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, CGB&L or any CGB&L Subsidiary.

Section 11.13 Counterparts. This Agreement and any amendments thereto may be
              ------------
executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 11.14 Disclosure Schedules. The parties acknowledge that the disclosure
              --------------------
schedules called for by this Agreement shall be contained in a separate three-ring binder, one copy of which will be provided to each party upon execution of this Agreement, with each page therein being consecutively number stamped. Such disclosure schedules shall be considered a part of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

                                   David Bijan Movtady

                                   GOLDEN NATIONAL ACQUISITION
                                   CORPORATION



                                   By:/s/ David Bijan Movtady
                                      -------------------------------------
                                      David Bijan Movtady
                                      President

                                   CGB&L FINANCIAL GROUP, INC.



                                   By:/s/Maralyn F. Heckman
                                      -------------------------------------
                                      Maralyn F. Heckman
                                      President

                                 EXHIBIT INDEX

     Exhibit A   Form of Legal Opinion of Acquiror's Counsel

     Exhibit B   Form of Employment Agreement

     Exhibit C   Form of Legal Opinion of CGB&L's Counsel

     Exhibit D   Form of Voting Agreement

                               LIST OF SCHEDULES

Schedule 4.1     CGB&L Organization

Schedule 4.2     Bank Organization

Schedule 4.4     No Conflict

Schedule 4.5     CGB&L Capitalization

Schedule 4.6     Bank Capitalization

Schedule 4.7     Financial Statements and Reports

Schedule 4.9     Title to Properties

Schedule 4.12    Undisclosed Liabilities; Adverse Changes

Schedule 4.14    Compliance With ERISA

Schedule 4.15    Compliance With Legal Requirements

Schedule 4.16    Legal Proceedings; Orders

Schedule 4.17    Absence of Certain Changes and Events

Schedule 4.18    Properties, Contracts, Employee Benefit Plans and Other
                 Agreements

Schedule 4.19    No Defaults

Schedule 4.20    Insurance

Schedule 4.21    Compliance with Environmental Laws

Schedule 4.23    Fiduciary Accounts

Schedule 4.28    Due Diligence Materials

Schedule 5.1     Acquiror Organization

Schedule 5.3     No Conflict

                                   EXHIBIT A

                  FORM OF LEGAL OPINION OF ACQUIROR'S COUNSEL

On the basis of and subject to the foregoing and the qualifications stated below, we are of the opinion that:

12. Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

13. The execution, delivery and performance of the Agreement and the Contemplated Transactions have been duly authorized by the board of directors of Acquisition Corp, and the Agreement has been approved by the sole stockholder of Acquisition Corp, these being the only corporate authorizations required of Acquiror or Acquisition Corp under the certificate of incorporation and bylaws of Acquisition Corp and applicable law. The Agreement constitutes the legal, valid and binding obligation of Acquiror and Acquisition Corp enforceable in accordance with its terms.

14. The execution, delivery and performance by Acquiror and Acquisition Corp of the Agreement will not violate the charter or bylaws of Acquisition Corp and will not, to our knowledge, result in a breach of or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree of which we have knowledge to which Acquiror or Acquisition Corp is a party or to which their or any of their respective properties or assets may be bound.

15. To our knowledge, no consent, approval, authorization or order of any court or governmental agency or body that has not been obtained is required on behalf of Acquiror or Acquisition Corp for consummation of the transactions contemplated by the Agreement.

                                   EXHIBIT B

                      CERRO GORDO BUILDING AND LOAN, S.B.

                         FORM OF AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made effective as of _________________, 2001 (the "Effective Date") by and between Cerro Gordo Building and Loan, s.b. (the "Institution"), a state chartered savings institution, with its principal administrative office at 229 East South Street, Cerro Gordo, Illinois 61818 and Maralyn F. Heckman ("Executive").

     WHEREAS, the Executive and the Institution have previously entered into an Employment Agreement as of _______________, 1998 (the "Prior Agreement"); and

     WHEREAS, the Executive has previously entered into an employment agreement with CGB&L Financial Group, Inc., a corporation organized under the laws of the State of Delaware, the holding company for the Institution (the "Holding Company"), as of ______________, 1998 (the "Holding Company Agreement"); and

     WHEREAS, the Holding Company has entered into that certain Agreement and Plan of Merger with David Bijan Movtady and Golden National Acquisition Corporation dated _____________________________ (the "Merger Agreement"); and

     WHEREAS, the Institution and the Executive wish to terminate the Holding Company Agreement and amend and restate the Prior Agreement as follows:

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

                                   ARTICLE 1

                   TERMINATION OF HOLDING COMPANY AGREEMENT

     Executive and the Holding Company agree that the Holding Company Agreement is terminated as of the date of this Agreement, and the Executive hereby waives all rights, claims or other entitlements under the Holding Company Agreement.

                                   ARTICLE 2

                         POSITION AND RESPONSIBILITIES

During the period of her employment hereunder, Executive agrees to serve as the President of the Institution or as such other senior executive officer of the Institution in accordance with the direction and determination of the Board of Directors of the Institution (the "Board") from time to time. Executive shall render administrative and management services to the Institution such as are customarily performed by persons situated in a similar executive capacity.

                                   ARTICLE 3

                               TERMS AND DUTIES

     Section 3.1 Term. The period of the Executive's employment under this
                 ----
Agreement shall commence as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter. Any continuation of the Agreement after the expiration of the initial term shall be on such terms and conditions as the parties shall mutually agree upon.

     Section 3.2 Best Efforts. During the period of Executive's employment
                 ------------
hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all business time, attention, skill, and efforts to the faithful performance of her duties hereunder including activities and services related to the organization, operation and management of the Institution and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Institution, or materially affect the performance of Executive's duties pursuant to this Agreement.

     Section 3.3 Termination. Notwithstanding anything herein to the contrary,
                 -----------
Executive's employment with the Institution may be terminated by the Institution or the Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

                                   ARTICLE 4

                        COMPENSATION AND REIMBURSEMENT

     Section 4.1 Base Salary. The Institution shall pay Executive as
                 -----------
compensation a salary of Fifty Thousand Dollars ($50,000) per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Institution. Such Base Salary shall be payable monthly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one (1) year from the date of this Agreement. Such review shall be conducted by the Board or by a Committee of the Board, delegated such responsibility by the Board. The Committee or the Board may increase Executive's Base Salary. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided in this Section 4.1, the Institution shall also provide Executive, at no premium cost to Executive, with all such other benefits as are provided uniformly to full-time employees of the Institution.

     Section 4.2 Employee Benefits. The Executive shall be entitled to
                 -----------------
participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Institution will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive's rights or benefits thereunder; except to the extent such changes are made applicable to all Institution employees. Without limiting the generality of the foregoing provisions of this Section 4.2, Executive shall be entitled to participate in or receive benefits under any employee benefit plans, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, stock or option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Institution in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Institution in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

     Section 4.3 Reimbursement of Expenses. In addition to the Base Salary
                 -------------------------
provided for by Section 4.1 and other compensation provided for by Section 4.2, the Institution shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing her obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

                                   ARTICLE 5

              PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

     Section 5.1 Event of Termination. Upon the occurrence of an Event of
                 --------------------
Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Institution of Executive's full-time employment hereunder for any reason other than a termination governed by Article 6 hereof or Termination for Cause, as defined in Article 8 hereof; or (ii) Executive's resignation from the Institution's employ upon any of the following:
(A) unless consented to by the Executive, failure to elect or reelect or to appoint or reappoint Executive as a senior executive officer of the Institution or failure to nominate or re-nominate Executive as a Director to the extent Executive was serving as a Director of the Institution as of the Effective Date,
(B) a reduction in the benefits and perquisites to the Executive from those being provided as of the Effective Date, unless consented to by the Executive,
(C) a relocation of Executive's principal place of employment by more than 25 miles from her location immediately prior to the Event of Termination, (D) a liquidation or dissolution of the Institution, or (E) breach of this Agreement by the Institution. Upon the occurrence of any event described in clauses (A),
(B), (C), (D) or (E), above, Executive shall have the right to elect to terminate her employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six (6) full months after the event giving rise to said right to elect.

     Section 5.2 Institution's Obligations Upon an Event of Termination. Upon
                 ------------------------------------------------------
the occurrence of an Event of Termination, on the Date of Termination, as defined in Article 9, the Institution shall be obligated to pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be a sum equal to the sum of: (i) the Executive's Base Salary (as of the Date of Termination) that would have been paid to the Executive through the remaining term of the Agreement; and (ii) the amount equal to the annual Institution contributions or payments made on Executive's behalf to any employee retirement benefit plans of the Institution for the calendar year immediately preceding the Date of Termination multiplied by the number of full calendar years from the Date of Termination through the remaining term of the Agreement; provided, however, that any payments pursuant to this Section 5.2 and Section 5.3 below shall not, in the aggregate, exceed three (3) times Executive's average "Annual Compensation," as defined below, for the five (5) most recent taxable years that Executive has been employed by the Institution or such lesser number of years in the event that Executive shall have been employed by the Institution for less than five (5) years. For purposes of this Section 5.2, "Annual Compensation" shall mean the Executive's Base Salary, commissions, bonuses, contributions on Executive's behalf to any pension and/or profit sharing plan, and directors or committee fees paid to the Executive in any such year. The amount payable pursuant to this Section 5.2 shall be paid to the Executive as follows: (y) one-half of the amount shall be paid in one (1) lump sum as soon as practicable following the Date of Termination; and (z) one-half shall be paid in equal monthly installments over the one (1) year period immediately following the Date of Termination. In the event the Institution is not in compliance with its minimum capital requirements or if such payments pursuant to this Section 5.2 would cause the Institution's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Institution or successor thereto is in capital compliance. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

     Section 5.3 Continuation of Benefits Upon an Event of Termination. Upon the
                 -----------------------------------------------------
occurrence of an Event of Termination, the Institution will cause to be continued life, medical and dental coverage substantially identical to the coverage maintained by the Institution for Executive prior to her termination at no premium cost to the Executive, except to the extent such coverage may be changed in its application to all Institution employees. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

                                   ARTICLE 6

                               CHANGE IN CONTROL

     Section 6.1 Change in Control Defined. For purposes of this Agreement, a
                 -------------------------
"Change in Control" of the Institution shall mean an event of a nature that: (i) results in a Change in

Control of the Institution within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. Section 303.4(a) as in effect on the Effective Date; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) "any person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Institution representing 20% or more of the Institution's outstanding voting securities or right to acquire such securities except for any voting securities of the Institution purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Institution, or
(B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Institution's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though she were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Institution or similar transaction occurs in which the Institution is not the resulting entity. The transaction contemplated by the Merger Agreement shall not constitute a Change in Control.

     Section 6.2 Change in Control Termination. If a Change in Control has
                 -----------------------------
occurred pursuant to Section 6.1 or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in Sections 6.3 and 6.4 upon her subsequent termination of employment at any time during the term of this Agreement due to: (1) Executive's dismissal or (2) Executive's voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, material reduction in annual compensation or benefits or relocation of her principal place of employment by more than 25 miles from its location immediately prior to the Change in Control, unless such termination is because of her death, disability, retirement (on or after age sixty-five (65)) or termination for "Cause," as defined below.

     Section 6.3 Change in Control Payment. Upon Executive's entitlement to
                 -------------------------
benefits pursuant to Section 6.2, the Institution shall pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, the amount payable to the Executive as if her termination were pursuant to Section 5.1 hereof, and at such times as provided in Section
5.2. In the event the Institution is not in compliance with its minimum capital requirements or if such payments would cause the Institution's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Institution or successor thereto is in capital compliance. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

     Section 6.4 Continuation of Benefits Upon Change in Control. Upon the
                 -----------------------------------------------
Executive's entitlement to benefits pursuant to Section 6.2, the Institution will cause to be continued life, medical and dental coverage substantially identical to the coverage maintained by the

Institution for Executive prior to her severance at no premium cost to the Executive, except to the extent that such coverage may be changed in its application for all Institution employees, for the remaining term of the Agreement, after which time such coverage and payments shall cease.

                                   ARTICLE 7

                     CHANGE IN CONTROL RELATED PROVISIONS

Notwithstanding the provisions of Article 6, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said Article (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by Article 6 shall be determined by Executive.

                                   ARTICLE 8

                             TERMINATION FOR CAUSE

The term "Termination for Cause" shall mean termination because of: (1) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Institution, or (2) Executive's conviction of a crime or act involving moral turpitude or a final judgement rendered against Executive based upon actions of Executive which involve moral turpitude. For the purposes of this Article 8, no act, or failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Institution or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to her a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for her, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Article 9 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Institution, the Holding Company or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

                                   ARTICLE 9

                                    NOTICE

     Section 9.1 Notice of Termination. Any purported termination by the
                 ---------------------
Institution or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     Section 9.2 Date of Termination. "Date of Termination" shall mean the date
                 -------------------
specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

                                  ARTICLE 10

                         POST-TERMINATION OBLIGATIONS

All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Article 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Institution. Executive shall, upon reasonable notice, furnish such information and assistance to the Institution as may reasonably be required by the Institution in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a Party.

                                  ARTICLE 11

                      NON-COMPETITION AND NON-DISCLOSURE

     Section 11.1 Non-Competition. Upon any termination of Executive's
                  ---------------
employment hereunder for any reason, including without limitation any termination pursuant to Article 6, Executive agrees not to compete with the Institution for a period of one (1) year following such termination in any city, town or county in which the Executive's normal business office is located and the Institution has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Institution. The parties hereto, recognizing that irreparable injury will result to the Institution, its business and property in the event of Executive's breach of this Section 11.1, agree that in the event of any such breach by Executive, the Institution, will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Nothing herein will be construed as prohibiting the Institution from pursuing any other remedies available to the Institution for such breach or threatened breach, including the recovery of damages from Executive.

     Section 11.2 Non-Disclosure. Executive recognizes and acknowledges that the
                  --------------
knowledge of the business activities and plans for business activities of the Institution and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Institution. Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities of the Institution or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Institution. Further, Executive may disclose information regarding the business activities of the Institution to the Commissioner of Banks and Real Estate of the State of Illinois ("Commissioner") and the FDIC pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section 11.2, the Institution will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Institution or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Institution from pursuing any other remedies available to the Institution for such breach or threatened breach, including the recovery of damages from Executive.

                                  ARTICLE 12

            EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Institution or any predecessor of the Institution and Executive including without limitation (a) the Prior Employment Agreement and (b) the Holding Company Agreement. This Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

                                  ARTICLE 13

                              REQUIRED PROVISIONS

     Section 13.1 The Institution may terminate the Executive's employment at any time, but any termination by the Institution, other than Termination for Cause, shall not prejudice the Executive's right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause in accordance with Article 8 above.

     Section 13.2 If the Executive is suspended from office and/or temp orarily prohibited from participating in the conduct of the Institution's affairs by a notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act, as amended (the "FDI Act"), (12 U.S.C. 1818(e)(3) and 12 U.S.C. 1818(g)(1), respectively), the obligations of the Institution under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Institution may in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     Section 13.3 If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Holding Company or the Institution by an order issued under either Section 8(e)(4) or Section 8(g)(1) of the FDI Act (12 U.S.C. 1818(e)(1) and 12 U.S.C. 1818(g)(1), respectively), all obligations of the Institution under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     Section 13.4 If the Institution is in default for reasons unrelated to conduct of the Executive, as defined in Section 3(x)(1) of the FDI Act (12 U.S.C. 1813(x)(1)), all obligations of the Institution under this Agreement shall terminate as of the date of default, but vested rights of the contracting parties shall not be affected.

     Section 13.5 All obligations of the Institution under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Institution, (i) by the Federal Deposit Insurance Corporation (the "FDIC") at the time FDIC enters into an agreement to provide assistance to or on behalf of the Institution under the authority contained in Section 13(c) of the FDI Act (12 U.S.C. 1823(c)); or
(ii) by the Office of Thrift Supervision (the "OTS") at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Institution or when the Institution is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     Section 13.6 Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

                                  ARTICLE 14

                                 MISCELLANEOUS

     Section 14.1 No Attachment. Except as required by law, no right to receive
                  -------------
payments under her Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     Section 14.2 Successors. This Agreement shall be binding upon and inure to
                  ----------
the benefit of Executive and the Institution and their respective successors and assigns.

     Section 14.3 Modification and Waiver. This Agreement may not be modified or
                  -----------------------
amended except by an instrument in writing signed by the parties hereto.

     Section 14.4 No Waiver. No term or condition of this Agreement shall be
                  ---------
deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

     Section 14.5 Severability. If, for any reason, any provision of this
                  ------------
Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

     Section 14.6 Headings for Reference Only. The headings of sections and
                  ---------------------------
paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     Section 14.7 Governing Law. This Agreement shall be governed by the laws of
                  -------------
the State of Illinois, unless otherwise stated herein.

     Section 14.8 Arbitration. Any dispute or controversy arising under or in
                  -----------
connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Institution, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     Section 14.9 Payment of Costs and Legal Fees. In the event any dispute or
                  -------------------------------
controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment or arbitration, Executive shall be entitled to the payment of reasonable legal fees incurred by Executive in resolving such dispute or controversy.

                                  ARTICLE 15

                                INDEMNIFICATION

The Institution shall continue to provide Executive (including her heirs, executors and administrators) with such coverage under the Institution's standard directors' and officers' liability insurance policy, if any, in place as of the Effective Date, at its expense, provided that such coverage and insurance remains available to the Institution at commercially reasonable rates and terms.

                                  ARTICLE 16

                         SUCCESSOR TO THE INSTITUTION

The Institution shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Institution, expressly and unconditionally to assume and agree to perform the Institution's obligations under this Agreement, in the same manner and to the same extent that the Institution would be required to perform if no such succession or assignment had taken place.

                          [Signature Page to Follow]

IN WITNESS WHEREOF, Cerro Gordo Building and Loan, s.b. has caused this Agreement to be executed and its seal to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the _____ day of _______________, 2001.

ATTEST:                            CERRO GORDO BUILDING AND LOAN, s.b.

_____________________________ _    By: _____________________________________ _
[Name]                             [Name]
Secretary
                                                For the Board of Directors

WITNESS:


_____________________________ _    _________________________________________ _
                                   MARALYN F. HECKMAN
                                   Executive

     Solely for purposes of Article 1 hereof:

ATTEST:                            CGB&L FINANCIAL GROUP, INC.


_____________________________ _    By: _____________________________________ _
[Name]                             [Name]
Secretary
                                                For the Board of Directors

                                   EXHIBIT C

                   FORM OF LEGAL OPINION OF CGB&L'S COUNSEL

On the basis of and subject to the foregoing and the qualifications stated below, we are of the opinion that:

16. CGB&L is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing in any other jurisdiction where the nature of its properties and its business activities require such qualification. CGB&L is a registered bank holding company under the BHCA and has the corporate power and authority to own its properties and to carry on its business as it is now being conducted as a bank holding company.

17. The authorized capital stock of CGB&L consists of 900,000 shares of voting common stock, $0.01 par value per share, of which ______ shares are duly issued and outstanding, and shares are held by CGB&L as treasury stock. To our knowledge, except as disclosed in the Agreement and the schedules thereto, and for the rights of Acquiror and Acquisition Corp under the Agreement, there are no shares of capital stock issued and outstanding, nor are there any options, agreements, contracts or other rights in existence to purchase or acquire from CGB&L any shares of capital stock of CGB&L, whether now or hereafter authorized or issued.

18. All outstanding shares of capital stock of CGB&L have been duly and validly authorized and issued and are fully paid and nonassessable and, to our knowledge, have not been issued in violation of any preemptive right of stockholders.

19. The Bank is an Illinois savings bank with its main office located in Cerro Gordo, Illinois, and is duly organized, validly existing and in good standing under the laws of the State of Illinois. The Bank has the power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it owns or holds under lease. To our knowledge, the Bank owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than as disclosed in the Agreement and the schedules thereto.

20. All outstanding shares of capital stock of the Bank have been duly and validly authorized and issued and are fully paid and nonassessable and, to our knowledge, have not been issued in violation of any preemptive right of shareholders. All of the issued and outstanding shares of the capital stock of the Bank are owned of record directly by CGB&L, and, to our knowledge, such shares are free and clear of all liens, charges and encumbrances of any kind whatsoever. The Bank is the only subsidiary of CGB&L.

21. To our knowledge, except as disclosed in the Agreement and the schedules thereto, there is no existing option, warrant, call, subscription or other agreement or commitment obligating CGB&L or the Bank to issue or sell, or to purchase or redeem, any shares of capital stock of CGB&L or the Bank.

22. The execution, delivery and performance of the Agreement and the transactions contemplated therein have been duly authorized by the board of directors of CGB&L and, in the case of the Agreement, approved by the stockholders of CGB&L, these being the only corporate authorizations thereof required of CGB&L under CGB&L's certificate of incorporation, its bylaws and applicable law. The Agreement constitutes the legal, valid and binding obligation of CGB&L enforceable in accordance with its terms.

23. The execution, delivery and performance by CGB&L of the Agreement and the consummation of the Contemplated Transactions by CGB&L will not violate, conflict with, or result in a breach of (a) the certificate of incorporation or bylaws of CGB&L or the charter or bylaws of the Bank, as the case may be, (b) any material lease, mortgage, contract, agreement, instrument, judgment, order or decree of which we have knowledge to which CGB&L or the Bank is a party or to which it or any of its respective properties or assets may be bound, (c) any federal or Delaware statute, code, ordinance, rule or regulation, or (d) any judgment, order, writ, arbitral award, decree or injunction applicable to CGB&L or any CGB&L Subsidiary of which we have knowledge.

24. To our knowledge, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of CGB&L or the Bank for consummation of the transactions contemplated by the Agreement.

25. To our knowledge, there are no actions, suits or proceedings, pending or threatened against or affecting CGB&L or the Bank, at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitrator of any kind which, in our opinion, based upon such knowledge, are likely to result in a material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of CGB&L and the CGB&L Subsidiaries taken as a whole.

                                   EXHIBIT D

                           FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this "Agreement") is entered into as of the __ day of February, 2001, by and among CGB&L FINANCIAL GROUP, INC., a Delaware corporation (the "CGB&L"), DAVID BIJAN MOVTADY, a New York resident ("Acquiror"), GOLDEN NATIONAL ACQUISITION CORPORATION, a Delaware corporation that is wholly owned by Acquiror ("Acquisition Corp"), and each of the Directors or Officers of CGB&L or Cerro Gordo Building and Loan, s.b. (an Illinois savings bank that is wholly owned by CGB&L) who own stock in CGB&L (individually, the "Management Stockholder," and collectively, the "Management Stockholders").

                               R E C I T A L S:
                               - - - - - - - -

A. As of the date hereof, each of the Management Stockholders is the owner of the number of shares of the common stock of CGB&L, $0.01 par value, ("CGB&L Common Stock"), as is set forth opposite such Management Stockholder's name on the signature page attached hereto and such number of shares represents approximately the percentage of the issued and outstanding shares of the capital stock of CGB&L which is also set forth thereon opposite such Management Stockholder's name.

B. Acquiror is contemplating the acquisition of CGB&L by means of a merger (the "Merger") of Acquisition Corp with and into CGB&L pursuant to an Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement").

C. Acquiror is unwilling to expend the substantial time, effort and expense necessary to implement the proposed acquisition of CGB&L, including applying for and obtaining necessary approvals of federal and state banking authorities, unless all of the Management Stockholders enter into this Agreement. Pursuant to
Section 2.11 in the Merger Agreement, nothing contained herein shall be deemed to grant Acquiror an ownership interest in any shares of CGB&L Common Stock.

D. Each of the Management Stockholders believes it is in his or her best interest as well as the best interest of CGB&L for Acquiror and Acquisition Corp to consummate the Merger.

                             A G R E E M E N T S:
                             - - - - - - - - - -

     In consideration of the covenants and agreements of the parties herein contained and as an inducement to Acquiror to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Representations and Warranties. Each of the Management Stockholders
           ------------------------------
represents and warrants that as of the date hereof he or she owns beneficially and of record the number of shares of CGB&L Common Stock as is set forth opposite such Management Stockholder's name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options and agreements to sell. Each of the Management Stockholders represents and warrants that such Management Stockholder has the sole voting power with respect to such shares of CGB&L Common Stock.

Section 2. Voting Agreement. Each of the Management Stockholders hereby agrees
           ----------------
to vote all shares of CGB&L Common Stock now or at any time hereafter owned or controlled by him or her (the "Subject Shares") in favor of the Merger Agreement and the Merger at any meeting of stockholders of CGB&L called for the purpose of considering the approval of the Merger Agreement or the Merger. Each of the Management Stockholders further agrees not to vote his or her Subject Shares in favor of any acquisition of stock or of all or substantially all of the assets of CGB&L by any party other than Acquiror or its wholly-owned subsidiaries prior to the termination of this Agreement, nor shall he or she consent to such acquisition. Each of the Management Stockholders agrees that none of his or her Subject Shares shall be transferred without the prior written consent of Acquiror. At Acquiror's request, each of the Management Stockholders shall use his or her best efforts to cause any necessary meeting of stockholders of CGB&L to be duly called and held or any necessary consents of stockholders to be obtained for the purpose of approving either or both of the Merger Agreement and the Merger.

Section 3. Termination. Notwithstanding any other provision of this Agreement,
           -----------
this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by CGB&L, Acquiror and Acquisition Corp from time to time; or (b) the Effective Time, as defined in the Merger Agreement.

Section 4. Remedies. Each of the Management Stockholders understands and
           --------
acknowledges that if he or she should breach any of his or her covenants contained in this Agreement, the damage to Acquiror would be indeterminable in view of the inability to measure the ultimate value and benefit to Acquiror resulting from its contemplated future ownership and control of CGB&L, and that Acquiror therefore would not have an adequate remedy at law in respect of any such breach. Each of the Management Stockholders therefore agrees that in addition to any other remedy available to Acquiror at law or in equity, Acquiror shall be entitled to specific performance of this Agreement by such Management Stockholder upon application to any court having jurisdiction over the parties.

Section 5. Amendment and Modification. This Agreement may be amended, modified
           --------------------------
or supplemented at any time by the written approval of such amendment, modification or supplement by CGB&L, Acquiror, Acquisition Corp and all of the Management Stockholders.

Section 6. Entire Agreement. This Agreement evidences the entire agreement among
           ----------------
the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of CGB&L, its stockholders, Acquiror or Acquisition Corp concerning the acquisition, disposition or control of CGB&L Common Stock.

Section 7.  Severability. The parties agree that if any provision of this
            ------------
Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 8.  Counterparts. This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

Section 9.  Governing Law. The validity, construction, enforcement and effect of
            -------------
this Agreement shall be governed by the internal laws of the State of Illinois.

Section 10. Headings. The headings for the sections of this Agreement are
            --------
inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

Section 11. Successors; Assignment. This Agreement shall be binding upon and
            ----------------------
inure to the benefit of CGB&L, Acquisition Corp and Acquiror, and their successors and permitted assigns, and each of the Management Stockholders and such Management Stockholder's spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Management Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

                 [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.


                                   _
                                   David Bijan Movtady

                                   GOLDEN NATIONAL ACQUISITION CORPORATION


                                   By: _
                                   David Bijan Movtady
                                   President

                                   CGB&L FINANCIAL GROUP, INC.


                                   By:
                                   Maralyn F. Heckman
                                   President


                          [Signature Page Continued]

                                                        PERCENTAGE
MANAGEMENT STOCKHOLDERS           SHARES OWNED          OWNERSHIP
                                  ------------          ---------

Name                                  _____                 _____%


Name                                  _____                 _____%


Name                                  _____                 _____%


Name                                  _____                 _____%


Name                                  _____                 _____%


Name                                  _____                 _____%


Name                                  _____                 _____%


Name                                  _____                 _____%